For Immediate Release

ITC Holdings Corp. Provides Initial 2008 Guidance and Capital Expenditure Forecast

Highlights

w 2007 diluted earnings per share is expected to be near the high end of the guidance range of $1.50 to $1.60

w 2007 expected capital expenditures for ITCTransmission and METC of $200 million and $70 million, respectively

w $1 billion in capital expenditures over seven to ten years across the newly acquired IPL transmission assets, now owned by ITC Midwest

w 2008 estimated diluted earnings per share between $1.90 and $2.00

w 2008 estimated capital expenditures for ITCTransmission, METC and ITC Midwest of $95-110 million, $105-130 million and $85-100 million, respectively

Novi, Mich. – January 7, 2008 – ITC Holdings Corp. (NYSE: ITC) today announced that it expects 2007 diluted earnings per share to be near the high end of the range of the previous guidance of $1.50 to $1.60. 2007 capital expenditures for ITCTransmission and Michigan Electric Transmission Company (METC) are expected to be approximately $200 million and $70 million, respectively. This compares to prior capital expenditure guidance of $200 million and $60 million for ITCTransmission and METC, respectively.

For 2008, management expects diluted earnings per share in the range of $1.90 to $2.00. This includes the impact of the acquisition of the transmission assets of Interstate Power and Light Company (IPL). 2008 capital expenditures for ITCTransmission, METC and ITC Midwest are expected to be approximately $95-110 million, $105-130 million and $85-100 million, respectively.

“Having completed the acquisition of the IPL transmission assets, we will be conducting our own detailed assessment of the ITC Midwest transmission system and further determining the anticipated needs for transmission system improvements,” said Joseph L. Welch, president and CEO of ITC.

“Based on our current understanding of the electric transmission assets acquired by ITC Midwest, the review of the system ITC has been able to conduct thus far, the expressed desire of stakeholders and regulators to invest in improvements as a means to remove congestion and improve reliability, the need to interconnect the anticipated significant amount of new renewable resources in Iowa and Minnesota and the commitments ITC has made in the regulatory processes, we expect to incur capital expenditures of up to $1 billion over the next seven to ten years across the ITC Midwest electric transmission system.”

Mr. Welch continued, “We will continue on our mission of investing in the transmission grid to improve reliability, remove system constraints and enable access to markets and renewable resources within ITC’s footprint. We also will continue on our development efforts in 2008 in other areas and projects that support our regional transmission vision, such as the Kansas “V” plan and the Michigan 765 kV project.”

About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, METC and ITC Midwest, ITC operates, regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)

Presentation of Information
If ITCTransmission’s, METC’s and ITC Midwest’s capital expenditures and the resulting in-service property, plant and equipment are lower than anticipated for any reason, ITCTransmission, METC or ITC Midwest will have a lower than anticipated rate base thus causing its revenue requirement and future earnings to be potentially lower than anticipated.  Reasons their capital expenditures may be lower than expected include, among others, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our system at any one time or regulatory approvals for reasons relating to environmental, siting or regional planning issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded.

The information contained in this press release is based upon an assumption that there will be no material change in the following matters, and thus they will have no impact on net income:

•	There will not be any material change in the electricity transmission industry or in market, regulatory and general economic conditions that would affect net income.

•	We will not undertake any extraordinary transactions or incur any unforeseen contingencies that would affect net income.

•	There will be no material nonperformance or credit-related defaults by suppliers, customers or vendors.

The information on earnings guidance and capital expenditure forecasts provided herein is forward-looking but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this press release are cautioned not to place undue reliance on this information.

Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other factors, the risks factors listed in Part I, Item 1A — Risk Factors of our Form 10-K for the fiscal year ended December 31, 2006 (as updated in our Quarterly Reports on Form 10-Q).

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events or otherwise.

Investor/Analyst contact: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com)
Media contact: Cheryl Eberwein (248.767.1068, ceberwein@itctransco.com)

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